NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                   Vice President, Treasurer and Interim Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550
                                                        KAREN.HOWARD@CMWORKS.COM


        COLUMBUS MCKINNON SELLS $136 MILLION OF SENIOR SUBORDINATED NOTES
                   AND REPURCHASES EXISTING SUBORDINATED NOTES

Amherst,  New York,  September 2, 2005 - Columbus McKinnon  Corporation (Nasdaq:
CMCO) today completed its previously announced sale of $136 million of 8 7/8% Senior Subordinated Notes due 2013. The Notes were privately placed. The Company used the net proceeds from this offering, together with cash on hand and revolver borrowings, to fund the tender offer of its 8 1/2% Senior Subordinated Notes due 2008.

The tender offer for Columbus McKinnon's 8 1/2% Senior Subordinated Notes due 2008 expired on September 1, 2005. Approximately $116.8 million of the outstanding $142.4 million principal amount of the 8 1/2% Notes were repurchased by Columbus McKinnon pursuant to the tender offer. Columbus McKinnon intends to call the remaining $25.6 million principal amount of outstanding 8 1/2% Notes for redemption in the near future.

As a result of the refinancing transaction, the maturity of the Company's senior subordinated debt layer of capital is extended by five years, from 2008 to 2013. This, in turn, facilitates the planned refinancing of Columbus McKinnon's existing revolving senior credit facility, which expires in March 2007, and ultimately positions the company to refinance its more costly and restrictive senior secured notes due 2010. At the end of its first quarter of fiscal 2006, which ended July 3, 2005, Columbus McKinnon had $115.0 million in these 10% senior secured notes. As the Company systematically refinances, the accompanying interest expense savings will be reflected directly in net income because the company has available approximately $90 million in fully-reserved U.S. federal net operating loss carry forwards to offset U.S. taxable income. In addition, the planned series of capital structure transactions will enhance the Company's ability to support its ongoing strategies of strengthening the balance sheet, providing improved strategic and financial flexibility, and increasing profitability.

The cost of this first stage in the Company's refinancing strategy will be reflected in the second quarter of fiscal year 2006, which ends October 2, 2005. The second quarter impact will be approximately $3.5 million, or $0.23 per share. Of the expense to the second quarter, $1.0 million is a non-cash charge associated with previously deferred finance costs not yet amortized. There will be relatively no change to interest expense as a result of this refinancing, however, the Company will have more pre-payable debt that can be reduced with cash from operations.


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ABOUT COLUMBUS MCKINNON
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.

SAFE HARBOR STATEMENT
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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